UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: December 6, 2002

(Date of earliest event reported)

GSI COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-16611	04-2958132
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1075 First Avenue, King of Prussia, PA 19406
(Address of principal executive offices and zip code)

(610) 265-3229
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Item 5. Other Events

On December 6, 2002, Ashford.com, Inc., a wholly owned subsidiary of GSI Commerce, Inc. (collectively, the “Company”), and Odimo Acquisition Corp., a wholly owned subsidiary of Odimo Incorporated (collectively, “Odimo”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) and related agreements for the sale of certain specified assets of the Company to Odimo.

Pursuant to the Purchase Agreement, the Company sold certain specified assets, including trademarks, product images and descriptions and other intangibles, to Odimo in exchange for a $4.5 million, five year subordinated secured promissory note, a right to receive 10% of Odimo’s consolidated earnings, before taking into consideration interest, taxes, depreciation, amortization and other non-cash expenses, for each of the five calendar years beginning January 1, 2003, up to a maximum aggregate payment of $2.0 million, 15,596,183 shares of Odimo’s Series D preferred stock and a warrant to purchase an aggregate of 2,676,303 shares of Odimo’s Series D preferred stock at an exercise price of $.01 per share.

In addition, the Company received a non-refundable $500,000 deposit that will be credited toward a final inventory purchase to occur on December 27, 2002, at which time Odimo will acquire specified inventory and packaging materials from the Company in exchange for an amount of cash equal to the amount of such specified inventory held by the Company at such time, at agreed upon values, plus $200,000, less the $500,000 deposit already paid to the Company.

The promissory note issued to the Company bears interest at a rate of 7% per annum, is payable in 20 consecutive quarterly installments of principal, plus accrued interest, and is secured by a lien on substantially all of Odimo’s assets. Except with respect to Odimo’s intangible assets, the lien will be subordinate to the lien of Odimo’s working capital lender up to an agreed upon amount.

The shares of Odimo’s Series D preferred stock issued to the Company and issuable to the Company upon exercise of the warrant are convertible into an amount of common stock of Odimo equal to 19.9% of the fully diluted common stock of Odimo. In the event of a merger or consolidation of Odimo or a sale of substantially all of Odimo’s assets or securities, the holders of such shares will be entitled to receive, prior to any distributions to the holders of any other Odimo securities, (i) 10% of the initial $70 million valuation of Odimo in connection with such merger, consolidation or sale, plus (ii) 20% of such valuation in excess of $70 million, plus (iii) any accrued but unpaid dividends. The holders of such shares will be entitled to certain registration rights and will have the right to designate one member of Odimo’s Board of Directors; provided, however, that the right to appoint a director will expire upon a qualified IPO by Odimo, and such designee must be (i) a non-employee director of the Company, (ii) Michael G. Rubin, (iii) the then current CEO or president of the Company, or (iv) an individual “reasonably acceptable” to Odimo. In addition, the holders of such shares will be entitled to certain preemptive rights, anti-dilution protection and voting rights and will be subject to a right of first offer.

On December 6, 2002, the Company issued a press release relating to the transactions described above. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

All statements made in this Current Report on Form 8-K, other than statements of historical fact, are forward-looking statements. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “will”, “would”, “should”, “guidance”, “potential”, “continue”, “project”, “forecast” and similar expressions typically are used to identify forward-looking statements. Forward-looking statements are based on the then-current expectations, beliefs, assumptions, estimates and forecasts about our business and the industry and markets in which we operate. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict

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including those relating to the possible inability to complete the closing of the sale of the Company’s inventory and packaging materials as scheduled, if at all. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. Factors which may affect our business, financial condition and operating results include the effects of changes in the economy, consumer spending, the stock market and the industries in which we operate, changes affecting the Internet, online retailing and direct response marketing, our ability to maintain relationships with strategic partners and suppliers, our ability to timely and successfully develop, maintain and protect our technology and product and service offerings and execute operationally, our ability to attract and retain qualified personnel and our ability to successfully launch new businesses and integrate our acquisitions of other businesses. We expressly disclaim any intent or obligation to update these forward-looking statements, except as otherwise specifically stated by us.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

Exhibit 99.1	Press Release dated December 6, 2002, relating to the transactions described herein.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI COMMERCE, INC.

By:	/s/ Michael G. Rubin
Name:	Michael G. Rubin
Office:	Chairman and Chief Executive Officer

Dated: December 16, 2002

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